    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 1998
                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                 ---------------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                 ---------------------------------------------

                               SCHLUMBERGER N.V.
                             (SCHLUMBERGER LIMITED)
             (Exact Name of Registrant as Specified in Its Charter)


NETHERLANDS ANTILLES                 277 PARK AVENUE            52-0684746
(State or Other Jurisdiction of    NEW YORK, NEW YORK        (I.R.S. Employer
Incorporation or Organization)   (Address of Principal      Identification No.)
                                   Executive Offices)
                                      10172-2066
                                      (Zip Code)

--------------------------------------------------------------------------------
           1997 LONG-TERM INCENTIVE PLAN OF CAMCO INTERNATIONAL INC.
             LONG-TERM INCENTIVE PLAN OF CAMCO INTERNATIONAL INC.
           PRODUCTION OPERATORS CORP. 1992 LONG-TERM  INCENTIVE PLAN
                CAMCO 1996 SAVINGS RELATED SHARE OPTION SCHEME
                 CAMCO INTERNATIONAL INC. AMENDED AND RESTATED
                  STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS
                           (Full title of the plans)
--------------------------------------------------------------------------------

                            DAVID S. BROWNING, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                              SCHLUMBERGER LIMITED
                                277 PARK AVENUE
                         NEW YORK, NEW YORK 10172-2066
                    (Name and Address of Agent for Service)

                     Telephone Number, Including Area Code,
                             of Agent for Service:
                                 (212) 350-9400

                        CALCULATION OF REGISTRATION FEE

===================================================================================================
                                                                       Proposed
Title of                        Amount        Proposed Maximum         Maximum          Amount of
Securities to be                 to be         Offering Price         Aggregate        Registration
Registered                   Registered(1)      Per Share(2)      Offering Price(2)        Fee
---------------------------------------------------------------------------------------------------
Common Stock (par value
 $.01 per share)              2,100,000          $48.34375            $101,521,875      $29,949
===================================================================================================

  (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
  (2) Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based upon the average of the high and low sales price of the shares of Common Stock of Schlumberger Limited quoted on the New York Stock Exchange on August 28, 1998.

================================================================================

                             INTRODUCTORY STATEMENT

     Pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated June 18, 1998 among Schlumberger Technology Corporation, a Texas corporation and a wholly owned subsidiary of Schlumberger Limited ("STC"), Schlumberger OFS, Inc., a wholly owned subsidiary of STC ("Sub"), and Camco International Inc. ("Camco"), Sub will be merged into Camco and Camco will become a wholly owned subsidiary of STC. Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Camco ("Camco Common Stock") is to be converted into 1.18 shares of common stock, par value $.01 per share, of Schlumberger Limited ("Schlumberger Common Stock") and each outstanding option to acquire Camco Common Stock pursuant to the plans listed on the first page hereof (the "Camco Plans") is to be converted into the right to acquire 1.18 shares of Schlumberger Common Stock for each share of Camco Common Stock into which such options are otherwise convertible and the exercise price per share of those original options will be divided by 1.18. The shares being registered pursuant to this Registration Statement are the shares of Schlumberger Common Stock issuable on exercise of options granted under the Camco Plans.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

  This Registration Statement incorporates herein by reference the following documents, which have been filed with the Commission by Schlumberger Limited, a corporation organized under the laws of the Netherlands Antilles (the "Company") (File No. 1-4601):

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

     3.   The Company's Current Report on Form 8-K dated June 18, 1998; and

     4. The description of the Schlumberger Common Stock contained in the Company's Registration Statement on Form 20 dated January 8, 1962, filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

  Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.   DESCRIPTION OF SECURITIES

AUTHORIZED, ISSUED AND TREASURY SHARES

  The Company is authorized to issue 1,000,000,000 shares of common stock, par value $0.01 per share ("Schlumberger Common Stock"), of which 619,147,059 shares were issued; 499,170,039 shares were outstanding; and 119,977,020 shares were held by the Company as treasury stock on July 31, 1998. In addition, the Company is authorized to issue, subject to certain limitations with respect to voting rights, liquidation and dividend preferences, 200,000,000 shares of cumulative preferred stock, par value $0.01 per share ("Schlumberger Preferred Stock"), which may be issued in one or more separate series. If issued, the Schlumberger Preferred Stock may contain provisions allowing it to be converted into Schlumberger Common Stock under terms and conditions specified by the Board of Directors of the Company. No shares of Schlumberger Preferred Stock have been issued as of the date hereof.

DIVIDEND RIGHTS

  All outstanding shares of Schlumberger Common Stock (i.e., shares not held by the Company and its subsidiaries), are entitled to participate equally and receive dividends which may be paid out of available profits of the preceding fiscal year or years. All accumulated and unpaid dividends payable on Schlumberger Preferred Stock (if issued and outstanding) must be paid prior to the payment of any dividends on Schlumberger Common Stock. The amount of dividends payable with respect to any fiscal year is determined by the stockholders at the annual general meeting held within nine months of such fiscal year following such fiscal year, except that the Board of Directors may declare interim dividends.

VOTING RIGHTS

  Each holder of shares of Schlumberger Common Stock is entitled to one vote for each share registered in such holder's name. Voting rights may be exercised in person or by proxy. No action to amend the Deed of Incorporation or to sell all or substantially all of the Company's assets or to dissolve the Company can be taken except upon the authorization of the holders of at least a majority of the outstanding shares eligible to vote. In addition, holders of Schlumberger Preferred Stock (if issued and outstanding) would have additional rights to vote as a class on certain amendments to the Company's Deed of Incorporation that would adversely affect Schlumberger Preferred Stock. Any other action requiring the approval of the stockholders may be authorized by a majority of the votes cast at any meeting at which a quorum is present, except that, if a quorum is not present at any meeting, a second meeting may be called, to be held within two months, at which second meeting, despite the absence of a quorum, valid resolutions may be adopted with respect to any matter stated in the notice of the original meeting and of the second meeting. A quorum consists of not less than 50% of the shares outstanding and eligible to vote.

  The Board of Directors of the Company is authorized to effect reorganizations or rearrangements of the corporate structure of the Company or its subsidiaries without the vote of stockholders if such reorganization or rearrangement does not result in any diminution of the beneficial interest of the stockholders in the assets of the Company. The Board of Directors may change the Company's corporate domicile from the Netherlands Antilles to another jurisdiction without the necessity of any stockholder action or approval.

PREEMPTIVE AND OTHER RIGHTS

  The shares of Schlumberger Common Stock do not carry any preemptive or conversion rights, and there are no redemption provisions with respect to Schlumberger Common Stock. The shares of Schlumberger Preferred Stock (if issued and outstanding) would not carry any preemptive rights, but the Board of Directors could specify conversion rights, redemption provisions and (within limits) liquidation preferences with respect to one or more series of Preferred Stock. The Company may for its own account purchase shares of Schlumberger Common Stock so long as at least one-fifth of the authorized capital stock of the Company remains outstanding with holders other than the Company. In the event of liquidation, each share of Schlumberger Common Stock is entitled to equal rights after satisfaction of any Schlumberger Preferred Stock liquidation preference.

LISTING; TRANSFER AGENTS AND REGISTRARS

  Schlumberger Common Stock is listed for trading on the New York, London, Paris, Amsterdam and Swiss stock exchanges. The Transfer Agent and Registrar for Schlumberger Common Stock is Boston EquiServe LP, Boston, Massachusetts.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

  The legality of the Schlumberger Common Stock is being passed upon by Ellen S. Summer Esq., Deputy General Counsel of the Company.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article IX, Section 7 of the Company's Deed of Incorporation and Article V of the Company's By-Laws provide that:

      The Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     The Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification may be made in respect of any claim, issue or matter as to which that person has been finally adjudged to be liable to the Company for improper conduct unless and only to the extent that the court in which that action or suit was brought or any other court having appropriate jurisdiction determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for those expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction deems proper.

     To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the two preceding paragraphs, or in defense of any claim, issue or matter therein, the Company will indemnify that person against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Any indemnification under the first two paragraphs in this item (unless ordered by a court) may be made by the Company only as authorized by contract approved, or by by-laws, resolution or other action adopted or taken, by the Board of Directors or by the stockholders.

     Expenses incurred in defending a civil or criminal action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company as authorized by Article V of the By-Laws or Article IX, Section 7 of the Deed of Incorporation.

     The indemnification and advancement of expenses provided by or granted pursuant to the other Sections of Article V of the By-Laws and Article IX,
Section 7 of the Deed of Incorporation are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of that person.

     The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company in such a capacity for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against that person and incurred by that person in any of those capacities or arising out of his status as such, whether or not the Company may indemnify him or her against such liability under the provisions of Article V of the By-Laws or Article IX, Section 7 of the Deed of Incorporation.

     For purposes of Article V of the By-Laws and Article IX, Section 7 of the Deed of Incorporation, reference to the Company includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or Merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, stands in the same position under the provisions of
Article V of the By-Laws and Article IX, Section 7 of the Deed of Incorporation with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     In addition, the Company maintains directors' and officers' liability insurance which insures against certain liabilities that the officers and directors of the Company may incur in such capacities.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8. EXHIBITS

     The following documents are filed as a part of this registration statement or incorporated by reference herein:

Exhibit
No.                                                       Description
-------           -------------------------------------------------------------
   4.1*   --      Deed of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3(i) to the Company's Form 10-Q for the quarter ended March 31, 1997, File 001-04601).
   4.2*   --      By-laws of the Company, as amended (incorporated by reference to Exhibit 3 to the Company's Form 10-K for the year ended
                  December 31, 1993, File 001-04601).
   4.3*   --      Agreement and Plan of Merger dated as of June 18, 1998 among the Schlumberger Technology Corporation and Camco
                  International Inc. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated June 18, 1998, File 001-
                  04601).
      5   --      Opinion of Ellen S. Summer, Esq.
   10.1   --      1997 Long-Term Incentive Plan of Camco International Inc.
   10.2   --      Long-Term Incentive Plan of Camco International Inc.
   10.3   --      Production Operators Corp. 1992 Long-Term Incentive Plan.
   10.4   --      Camco 1996 Savings Related Share Option Scheme.
   10.5   --      Camco International Inc. Amended and Restated Stock Option
                  Plan for Nonemployee Directors.
   23.1   --      Consent of PricewaterhouseCoopers LLP.
   23.2   --      Consent of Ellen S. Summer, Esq. (included in Exhibit 5).
     24   --      Powers of Attorney.
---------------
* Incorporated herein by reference as indicated.


ITEM 9.   UNDERTAKINGS

 (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

 provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
 (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 28, 1998.

                         SCHLUMBERGER N.V.
                         (Schlumberger Limited)


                         By:  /s/ Arthur Lindenauer
                              -------------------------------------
                              Arthur Lindenauer
                              Executive Vice President - Finance;
                              Chief Financial Officer and
                              Chief Accounting Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 28, 1998 in the capacities indicated.

                *                                     *
-------------------------------     -----------------------------------
D. Euan Baird                       William T. McCormick, Jr.
Director, Chairman, President       Director
and Chief Executive Officer

/s/ Arthur Lindenauer                                      *
-------------------------------     -----------------------------------
Arthur Lindenauer                   Didier Primat
Executive Vice President - Finance; Director
Chief Financial Officer and
Chief Accounting Officer

                *                                     *
-------------------------------     -----------------------------------
Don E. Ackerman                     Nicolas Seydoux
Director                            Director

                *                                     *
-------------------------------     -----------------------------------
John Deutch                         Linda Gillespie Stuntz
Director                            Director

                *                                     *
-------------------------------     -----------------------------------
Victor E. Grijalva                  Sven Ullring
Director                            Director

                *                                     *
-------------------------------     -----------------------------------
Denys Henderson                     Yoshihiko Wakumoto
Director                            Director

                *
-------------------------------
Andre Levy-Lang
Director


By:  /s/ Ellen S. Summer
     -------------------
    Ellen S. Summer,
    Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit
No.                                                      Description
-------           -------------------------------------------------------------
   4.1*   --      Deed of Incorporation of the Company as amended (incorporated by reference to Exhibit 3(i) to the Company's Form 10-Q for the quarter ended March 31, 1997, File 001-04601).
   4.2*   --      By-laws of the Company as amended (incorporated by reference to Exhibit 3 to the Company's Form 10-K for the year ended
                  December 31, 1993, File 001-04601).
   4.3*   --      Agreement and Plan of Merger dated as of June 18, 1998 among the Schlumberger Technology Corporation and Camco
                  International Inc. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated June 18, 1998, File 001-
                  04601).
      5   --      Opinion of Ellen S. Summer, Esq.
   10.1   --      1997 Long-Term Incentive Plan of Camco International Inc.
   10.2   --      Long-Term Incentive Plan of Camco International Inc.
   10.3   --      Production Operators Corp. 1992 Long-Term Incentive Plan.
   10.4   --      Camco 1996 Savings Related Share Option Scheme.
   10.5   --      Camco International Inc. Amended and Restated Stock Option
                  Plan for Nonemployee Directors.
   23.1   --      Consent of PricewaterhouseCoopers LLP.
   23.2   --      Consent of Ellen S. Summer, Esq. (included in Exhibit 5).
     24   --      Powers of Attorney.
--------------------
*  Incorporated herein by reference as indicated.